Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of August 3, 2016, is made by and among Incipio, LLC, a Delaware limited liability company (“Parent”), Powder Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Skullcandy, Inc., a Delaware corporation (the “Company”).

W I T N E S E T H:

WHEREAS, Parent, Acquisition Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of June 23, 2016 (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement; and

WHEREAS, Parent, Acquisition Sub, and the Company desire to amend certain terms of the Merger Agreement in accordance with Section 9.5 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the terms, conditions and covenants contained in the Merger Agreement and this Amendment, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company agree as follows:

1. Amendments.

1.1 Offer Price; Merger Consideration. The first recital of the Merger Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a price of $6.10 per Company Share, net to the holder thereof, subject to reduction for any applicable withholding Taxes pursuant to Section 3.8(e), in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;”

1.2 Termination Fee. The definition of “Termination Fee” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to be “a cash amount equal to $6,601,237.”

1.3 Amendment to Heading of Section 6.2. The heading of Section 6.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“No Solicitation; Adverse Recommendation Change”

1.4 Amendment to Section 6.2(a). Section 6.2(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“[Intentionally Deleted.]”

1.5 Amendment to Section 6.2(e). The words “Solicitation Period End Date” in the first sentence of Section 6.2(e) of the Merger Agreement is hereby replaced with the words “date hereof.”

1.6 Addition of new Section 7.17. A new Section 7.17 is hereby added to the Merger Agreement as follows:

“Amendment to Rights Agreement. The Company Board will take all action so that the execution, delivery, announcement or performance of this Agreement, the making or the consummation of the Offer and the consummation of the Merger and the other transactions contemplated hereby will not cause any change, effect or result under the Rights Agreement which is adverse to the interests of Parent.

2. No Further Changes. Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

3. References. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby,” and “this Agreement”) shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to June 23, 2016.

4. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed by their respective duly authorized officers to be effective as of the date first above written.

INCIPIO, LLC

By:	/s/ Andy Fathollahi
Name:	Andy Fathollahi
Title:	Chairman and CEO

POWDER MERGER SUB, INC.

By:	/s/ Andy Fathollahi
Name:	Andy Fathollahi
Title:	President

SKULLCANDY, INC.

By:	/s/ S. Hoby Darling
Name:	S. Hoby Darling
Title:	President and CEO